EXHIBIT 11.  STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE ON PRIMARY
                           AND FULLY DILUTED BASIS
                                 (Unaudited)

                    Eli Lilly and Company and Subsidiaries


                                             Three Months Ended
                                                   March 31,
                                             ------------------

                                              1995       1994
                                              ----       ----

                                        (Dollars in millions except
                                               per-share data)
                                           (Shares in thousands)
PRIMARY:
Net income                                   $393.2     $330.7
Average number of common shares outstanding 289,062    289,413
Add incremental shares:
     Stock plans and contingent payments      3,576      1,707
                                            -------     ------

Adjusted average shares                     292,638    291,120
                                            =======    =======

Primary earnings per share                    $1.34      $1.14






FULLY DILUTED:
Net income                                   $393.2     $330.7
Average number of common shares outstanding 289,062 289,413 Add incremental shares:
     Stock plans and contingent payments      4,471      1,707
                                              -----     ------

Adjusted average shares                     293,533    291,120
                                            =======    =======

Fully diluted earnings per share              $1.34      $1.14




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